                                          Free Writing Prospectus
                                          Filed Pursuant to Rule 433
                                          Registration Statement No.: 333-119328

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  THE DATE OF THIS FREE WRITING PROSPECTUS IS JANUARY 12, 2006.

     STATEMENT REGARDING THIS FREE WRITING PROSPECTUS
     The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-119328) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the
SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC
Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-666-2388 or by emailing CMBSREQ@lehman.com.
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CLASS   PROPERTY NAME                        CITY                 STATE     PROPERTY TYPE        PROP TYPE SPECIFIC

A2      Windsor at Briarhill Apartments      Atlanta              GA        Multifamily
        Chapel Hills Mall                    Colorado Springs     CO        Retail               Anchored
        Embassy Suites Battery Park City     New York             NY        Hotel                Full Service
        Highwoods II Portfolio               Various              Various   Office
        Intel Corporate Building             Parsippany           NJ        Office
        Holiday Inn Express - Destin         Destin               FL        Hotel                Limited Service

A3      Holiday Inn-Solana Beach             Solana Beach         CA        Hotel                Full Service
        Club Quarters Midtown                New York             NY        Hotel                Full Service
        Club Quarters Washington, D.C.       Washington           DC        Hotel                Full Service
        Williamsburg Manor                   Valparaiso           IN        Mobile Home Par      N/A

CLASS      PROPERTY NAME                      CURRENT BALANCE     MATURITY

A2                                               23,040,000.00     9/11/2010
           Windsor at Briarhill Apartments      121,595,466.83    10/11/2010
           Chapel Hills Mall                     84,500,000.00    12/11/2010
           Embassy Suites Battery Park City      71,000,000.00     1/11/2011
           Highwoods II Portfolio                23,960,022.00     1/11/2011
           Intel Corporate Building               7,000,000.00     1/11/2011
           Holiday Inn Express - Destin

A3                                                7,853,174.92     9/11/2012
           Holiday Inn-Solana Beach              42,000,000.00    11/11/2012
           Club Quarters Midtown                 30,000,000.00    11/11/2012
           Club Quarters Washington, D.C.         9,826,000.00    12/11/2012
           Williamsburg Manor

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THE INFORMATION IN THIS FREE WRITING PROSPECTUS SUPERSEDES THE INFORMATION IN
ANY PRIOR VERSIONS HEREOF AND WILL BE SUPERSEDED BY THE INFORMATION IN ANY
SUBSEQUENT FREE WRITING PROSPECTUSES PRIOR TO THE TIME OF SALE. THIS FREE
WRITING PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN
OFFER TO BUY ANY SECURITY OTHER THAN THE OFFERED CERTIFICATES, NOR DOES IT
CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE
OFFERED CERTIFICATES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL
TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. THIS FREE WRITING
PROSPECTUS WAS PREPARED ON THE BASIS OF CERTAIN ASSUMPTIONS (INCLUDING, IN
CERTAIN CASES, ASSUMPTIONS SPECIFIED BY THE RECIPIENT HEREOF) REGARDING
PAYMENTS, INTEREST RATES, WEIGHTED AVERAGE LIVES AND WEIGHTED AVERAGE LOAN AGE,
LOSS, SPREADS, MARKET AVAILABILITY AND OTHER MATTERS. THE ACTUAL AMOUNT, RATE OR
TIMING OF PAYMENTS ON ANY OF THE UNDERLYING ASSETS MAY BE DIFFERENT, AND
SOMETIMES MATERIALLY DIFFERENT THAN ANTICIPATED, AND THEREFORE THE PRICING,
PAYMENT OR YIELD INFORMATION REGARDING THE CERTIFICATES MAY BE DIFFERENT FROM
THE INFORMATION PROVIDED HEREIN. THERE CAN BE NO ASSURANCE THAT ACTUAL PRICING
WILL BE COMPLETED AT THE INDICATED VALUE(S). IN ADDITION, PRICING OF THE
CERTIFICATES MAY VARY SIGNIFICANTLY FROM THE INFORMATION CONTAINED IN THIS FREE
WRITING PROSPECTUS AS A RESULT OF VARIOUS FACTORS, INCLUDING, WITHOUT
LIMITATION, PREVAILING CREDIT SPREADS, MARKET POSITIONING, FINANCING COSTS,
HEDGING COSTS AND RISK AND USE OF CAPITAL AND PROFIT. THE PRICING ESTIMATES
CONTAINED HEREIN MAY VARY DURING THE COURSE OF ANY PARTICULAR DAY AND FROM DAY
TO DAY. YOU SHOULD CONSULT WITH YOUR OWN ACCOUNTING OR OTHER ADVISORS AS TO THE
ADEQUACY OF THE INFORMATION IN THIS FREE WRITING PROSPECTUS FOR YOUR PURPOSES.

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